AUTOMATIC UMBRELLA TREATY
TABLE OF CONTENTS



ARTICLE		PAGE

I	BASIS OF REINSURANCE            	1
II	LIABILITY                               2
III	ADMINISTRATIVE REPORTING        	3
IV	PLANS OF REINSURANCE	                5
V	REINSURANCE PREMIUMS	                5
VI	PREMIUM ACCOUNTING	                6
VII	OVERSIGHTS	                        6
VIII	REDUCTIONS, TERMINATIONS AND CHANGES	7
IX	INCREASE IN RETENTION AND RECAPTURES	8
X	REINSTATEMENTS	                        9
XI	EXPENSE OF ORIGINAL POLICY	        9
XII	CLAIMS	                                9
XIII	TAX CREDITS	                        10
XIV	DAC TAX 	                        10
XV	INSPECTION OF RECORDS	                11
XVI	INSOLVENCY	                        11
XVII	ARBITRATION	                        11
XVIII	PARTIES TO AGREEMENT	                12
XIX	ENTIRE CONTRACT..	                12
XX	TERMINATION OF AGREEMENT	        13



ARTICLE I

BASIS OF REINSURANCE

Reinsurance under this agreement must be individual insurance. The CEDING COMPANY shall automatically reinsure the life insurance for the plan(s) as stated in Schedule A.


1.	REQUIREMENTS FOR AUTOMATIC REINSURANCE


	A.	The individual risk must be a permanent resident of the
        United States.


	B.	The individual risk must be underwritten by the CEDING
        COMPANY according to the standard underwriting practices and guidelines as shown in Exhibit IA. The CEDING COMPANY shall immediately notify BMA of any changes in underwriting practices or guidelines. Any risk falling into a category of special underwriting programs shall be excluded from this Agreement.


	C.	Any risk offered on a facultative basis to BMA or any
        other reinsurer shall not qualify for automatic reinsurance.


	D.	The maximum issue age on any risk shall be as stated in
        Schedule A. Applications with issue ages over the limit stated in Schedule A must be submitted facultatively.


	E.	The mortality rating on any one risk shall not exceed
        the Table Rating stated in Schedule A, or its equivalent on a flat extra premium basis. Cases exceeding the Table Rating stated in Schedule A, or its equivalent must be submitted facultatively.


	F.	The maximum amount of insurance issued and applied for
        in all companies on any one risk shall not exceed the Jumbo limits as stated in Schedule A.


	G.	On any risk, the CEDING COMPANY must retain the amounts
        of insurance as stated in Exhibit I.


	H.	The maximum amounts of insurance to be reinsured on any
        one life shall not exceed the automatic binding limits as stated in Schedule A.


	I.	The minimum amount of insurance to be ceded shall be as
        stated in Schedule A.



2.  REQUIREMENTS FOR FACULTATIVE REINSURANCE


	A.	Plan of Insurance Listed in Schedule A:

	(1)	If the Requirements for Automatic Reinsurance are met
        but the CEDING COMPANY prefers to apply for facultative reinsurance, or

	(2)	If Requirements for Automatic Reinsurance are not met
        then the CEDING COMPANY must submit to BMA all the underwriting documentation relating to the insurability of the individual risk for facultative reinsurance.

	B.	Plan of Insurance Not Listed in Schedule A:

	On a Yearly Renewable Term treaty the CEDING COMPANY may submit an application for facultative reinsurance on any plan(s).

On a Coinsurance treaty the Ceding Company cannot submit an application for facultative reinsurance on plan(s) other than the plan(s) listed in Schedule A.

C.	An application for facultative reinsurance may include life
insurance with or without either disability waiver of premium or accidental death or both. Supplemental benefits without life are not accepted on an individual cession basis.

D.	Copies of all underwriting papers relating to the insurability of the individual risk must be sent to BMA for facultative reinsurance. After BMA has examined the underwriting papers, BMA will promptly notify the CEDING COMPANY of the underwriting offer subject to additional requirements, the final underwriting offer or declination. Any final underwriting offer on the individual risk will automatically terminate upon the earliest of:

(1)	The date BMA receives notice of a withdrawal/cancellation by the
CEDING COMPANY,

(2)	120 days after the date on which the offer was made, or

(3)	The date specified in BMA's approval to extend the offer.

E.	The minimum amount of insurance to be ceded shall be as stated
in Schedule A.


ARTICLE II

LIABILITY

1.	BMA's liability for automatic reinsurance shall begin
simultaneously with the CEDING COMPANY's liability.

2.	Except for
additional coverage pertaining to conditional receipt as described in Schedule C, BMA's liability for facultative reinsurance on individual risks shall not begin unless and until the CEDING COMPANY has accepted BMA's final and unconditional written offer on the application for facultative reinsurance.

3.	BMA's liability for reinsurance on individual risks shall
terminate when the CEDING COMPANY's liability terminates.

4.	As long as the original policy remains in full force, all
paid-up additions and accumulated dividends shall be the liability of the CEDING COMPANY.

5.	In no event shall reinsurance under this Agreement be in force unless the insurance issued directly by the CEDING COMPANY is in force and is issued and delivered in a jurisdiction in which the CEDING
COMPANY is properly licensed.

6.	The payment of reinsurance premiums in accordance with this
Agreement shall be a condition precedent to the liability of BMA under reinsurance covered by this Agreement


ARTICLE III

ADMINISTRATIVE REPORTING


1.	Self-Administered Business

Promptly after liability for insurance has begun on an individual risk, the CEDING COMPANY shall have the responsibility of maintaining adequate records for the administration of the reinsurance account and shall furnish BMA with monthly reports, in substantial conformity with the following:


A.	MONTHLY NEW BUSINESS REPORT

		(1) policy number			(10) amount
                reinsured (2) full name of insured (11)
                automatic/facultative indicator (3) date of birth (12) state of residence (4) sex (13) table rating (5) issue
                age				(14) flat extra (amount
                + number of years) (6) policy date (15) death benefit option (UL products) (7) underwriting classification
                (16) net amount at risk (8) plan of insurance (17) transaction code (9) amount issued (18) currency if other than U.S.

B.	MONTHLY CONVERSION REPORT

	The CEDING COMPANY shall furnish BMA with a separate listing of reinsurance policies that are conversions or replacements to the plan(s) as stated in Schedule A. The listing should provide the following information:



		(1)	1 through 18 in 1.A above	(4)  attained
                age (2)	original policy date		(5) duration (3)
                original policy number		(6)  effective date if
                other than policy date

C.	MONTHLY PREMIUM REPORT

	At the end of each month the CEDING COMPANY shall send to BMA a listing of all reinsurance policies issued or renewing during the past month accompanied by the reinsurance premiums for such policies. The listing should be segregated into first year issues and renewals and should provide the following information:

		(1)	1 through 18 in 1.A above (2)	current net
                amount at risk (3)	On Yearly Renewable Term
                treaties the net reinsurance premium due for each reinsured policy with the premium for life and each
                supplemental benefit separated. (4)	On Coinsurance
                treaties the gross reinsurance premium, commissions, net reinsurance premium and other amounts (e.g. dividends, cash surrender values) with premium separated for life and each supplemental benefit.

	All monthly lists shall be submitted to BMA no later than the 20th day of the following month.

D.	MONTHLY CHANGE REPORT

	The CEDING COMPANY shall report the details of all policy terminations and changes on the reinsured policies. In addition to the data indicated in 1.A, above, the report should provide information about the nature, the effective date, and the financial result of the change with respect to reinsurance.

E.	MONTHLY POLICY EXHIBIT REPORT

The CEDING COMPANY shall provide a summary of new issues, terminations, recaptures, changes, death claims and reinstatements during the month and the inforce reinsurance at the end of the month.

F.	QUARTERLY REPORTING

1.	Within ten (10) days following the end of the quarter, the
CEDING COMPANY shall provide BMA with Premiums Due and Unpaid and
Commissions Due and Unpaid. This report may be in summary form reporting totals by line of business with separate totals for first year and renewals.


2.	Within ten (10) days following the end of the quarter, the
CEDING COMPANY shall provide BMA with totals for the reserve liability including statutory reserves by valuation basis segregated by Yearly Renewable Term and Coinsurance.

G.	ANNUAL INFORCE LISTING

	Within ten (10) days after the close of the year, the CEDING COMPANY shall furnish BMA a listing of reinsurance in force by policy, by year of issue, segregated by Yearly Renewable Term and Coinsurance and include statutory reserves for the same.

H.	CLAIMS

	Claims shall be reported as incurred on an individual basis.

2.	Individual Cession Business

Promptly after liability for reinsurance has begun on the individual risk the CEDING COMPANY shall send BMA a "Reinsurance Cession". Based on the information on the "Reinsurance Cession", BMA will prepare and send the CEDING COMPANY a "Client Individual Cession Record Report". When reinsurance is reduced or changed the CEDING COMPANY shall send BMA an "Amended Reinsurance Cession".

ARTICLE IV

PLANS OF REINSURANCE


1.	Life reinsurance shall be ceded on the basis stated in Schedule
A.

2.	Copies of all life insurance policies, riders, rate manuals, benefit forms, commuted value tables and cash value tables shall be provided by the CEDING COMPANY to BMA, and BMA shall be promptly notified of any changes therein.

ARTICLE V

REINSURANCE PREMIUMS

1.	Life Reinsurance Premiums

	A.	Life Reinsurance Premiums Paid on a Coinsurance Basis

The CEDING COMPANY shall pay the current premium as shown in Exhibit II based on the amount of life insurance reinsured, less the allowance stated in Exhibit III. In addition, the CEDING COMPANY shall pay any substandard table extra and flat extra premiums, but shall exclude the policy fee. In the event the current premium is changed, BMA shall be notified by the CEDING COMPANY immediately.

	B.	Life Reinsurance Premiums on a Yearly Renewable Term
        Basis

The life reinsurance premium on the net amount at risk shall be based on rates shown in Exhibit II.

For those premiums less than the valuation net premium based on the 1980 CSO Table at 3% interest, only the latter premiums shall be guaranteed. Should BMA increase the reinsurance premiums to the valuation net premium based on the 1980 CSO Table at 3% interest, then the CEDING COMPANY shall have the right to immediately recapture any business affected by that change.

ARTICLE VI

PREMIUM ACCOUNTING


1.	Payment of Reinsurance Premium.

	A.	The reinsurance premiums shall be paid to BMA using the
        rates shown in Exhibit II.

B.	On issues ceded by individual cessions BMA shall send the CEDING
COMPANY each month two copies of a statement listing first year and renewal reinsurance premiums less refunds and allowances which are due during the current month.

C.	On self-administered business the CEDING COMPANY shall provide the statement to BMA using the format described in Article III Self-Administered Business.

D.	If a net reinsurance premium balance is payable to BMA the
CEDING COMPANY shall pay this balance within forty-five (45) days after the close of that month. If the full balance is not received within the forty-five (45) day period, the reinsurance premiums for reinsurance risks listed on the statement, for which payment was not received, shall be delinquent and the liability of BMA shall cease as of the date reinsurance premium were due.

E.	If a net reinsurance premium balance is payable to the CEDING
COMPANY, BMA shall pay this net balance within forty-five (45) days after the monthly statement was sent to the CEDING COMPANY. If the monthly statement has not been returned within forty-five (45) days, BMA shall assume the CEDING COMPANY has verified and is in agreement with the net balance and shall make payment to the CEDING COMPANY.

2.	Currency.

The reinsurance premiums and benefits payable under this Agreement shall be payable in the lawful money of the United States.


ARTICLE VII

OVERSIGHTS

If there is an unintentional oversight or clerical error in the administration of this Agreement by either the CEDING COMPANY or BMA, it can be corrected provided the correction takes place promptly after the time the oversight or clerical error is first discovered. In that event, the CEDING COMPANY and BMA will be restored to the position they would have occupied had such oversight or clerical error not occurred.

ARTICLE VIII

REDUCTIONS, TERMINATIONS AND CHANGES

1.	A.	If in accordance with policy provisions the original
policy is converted to permanent life insurance, the life risk under the converted policy which exceeds the amount of risk originally retained by the CEDING COMPANY shall continue to be reinsured with BMA.

B.	If there is a replacement where full underwriting evidence is not required according to the CEDING COMPANY regular underwriting rules, the life risk which exceeds the amount of risk originally retained by the CEDING COMPANY shall continue to be reinsured with BMA.

C.	If there is a replacement where full underwriting evidence is required by the CEDING COMPANY, reinsurance may be ceded to BMA subject to a written agreement between BMA and the CEDING COMPANY.

2.	If the amount of insurance under a policy or rider reinsured under this Agreement increases and

A.	The increase is subject to new underwriting evidence, the
provisions of Article I shall apply to the increase in reinsurance.

B.	The increase is not subject to new underwriting evidence, BMA shall accept automatically the increase in reinsurance but not to exceed the automatic binding limit as stated in Schedule A.

3.	If the amount of insurance under a policy or rider reinsured under this Agreement is increased or reduced, any increase or reduction in reinsurance for the risk involved shall be effective on the effective date of the increase or reduction in the amount of insurance.

4.	If any portion of the prior insurance retained by the CEDING
COMPANY on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life shall also be reduced or terminated. The CEDING COMPANY shall reduce its reinsurance by applying the retention limits which were in effect at the time the policy was issued. The "reinsurance adjustment due to lapse or reduction of previous insurance" shall be effective on the same date as the lapse or reduction of prior insurance. The reinsurance to be terminated or reduced shall be determined in chronological order by the date the risk was first reinsured. Two or more policies issued the same date shall be considered one policy.

5.	If the insurance for a risk is shared by more than one
reinsurer, BMA's percentage of the increased or reduced reinsurance shall be the same as BMA's percentage of initial reinsurance of the individual risk.

6.	If a risk reinsured under this Agreement is terminated, the
reinsurance for that risk shall be terminated as of the effective date of the termination.

7.	For facultative reinsurance, if the CEDING COMPANY reduces the mortality rating, the reduction shall be subject to the facultative provisions of this Agreement as stated in Article I, Section 2.

8.	BMA shall refund all unearned reinsurance premiums not including policy fees, less applicable allowances, arising from reductions, terminations and changes as described in this Article.

ARTICLE IX

INCREASE IN RETENTION AND RECAPTURES

1.	If the CEDING COMPANY changes its retention limits, as listed in
Exhibit I, prompt written notice of the change shall be provided to BMA.

2.	The CEDING COMPANY shall have the option of recapturing the
reinsurance under this Agreement in the event the CEDING COMPANY increases its retention limit and the policies have been in force the required length of time as stated in Schedule A. The CEDING COMPANY may exercise its option to recapture by giving written notice to BMA within ninety (90) days after the effective date of the increase in retention. If the recapture option is not exercised within ninety days (90) days after the effective date of the increase in retention the CEDING COMPANY may choose to recapture at a later date. In that case, the date of the written notification to BMA shall determine the effective date the recapture program shall begin.

3.	If the CEDING COMPANY exercises its option to recapture, then:

A.	The CEDING COMPANY shall reduce the reinsurance on all
individual risks on which it retained its maximum retention for the age and mortality rating that was in effect at the time the reinsurance was ceded.

B.	The CEDING COMPANY shall increase its total amount of retained insurance on the individual risk up to its new retention limit by reducing the amount of reinsurance. If an individual risk is shared by more than one reinsurer, BMA's percentage of the reduced reinsurance shall be the same as BMA's initial percentage of reinsurance on the individual risk.

C.	The  reduction of reinsurance shall become effective on the
later of the following dates:

(1)	The policy anniversary date immediately following the date the recapture program is to begin as determined by paragraph 2 of this Article;

(2)	The number of years stated in Schedule A starting with the
"policy date."

D.	In the event the CEDING COMPANY overlooks any reduction in the amount of a reinsurance policy because of an increase in the CEDING COMPANY's retention, the acceptance by BMA of reinsurance premiums under these circumstances shall not constitute a liability on the part of BMA for such reinsurance. BMA shall be liable only for a refund of premiums.

4.	No recapture shall be permitted for reinsurance on an individual risk if (a) the CEDING COMPANY retained less than its maximum retention for the age and mortality rating in effect at the time the reinsurance was ceded to BMA, or if (b) the CEDING COMPANY did not retain any of the individual risk.

ARTICLE X

REINSTATEMENT

If a policy reinsured under this Agreement lapses for nonpayment of premium or is continued on the Reduced Paid-up or Extended Term Insurance basis, and is reinstated in accordance with the terms of the policy and the CEDING COMPANY's rules, the reinsurance on such policy shall automatically be reinstated by BMA upon written notice of such reinstatement. The CEDING COMPANY shall pay BMA all back reinsurance premiums.


ARTICLE XI

EXPENSE OF ORIGINAL POLICY

The CEDING COMPANY shall bear the expense of all medical examinations, inspection fees, and other charges in connection with the issuance of the insurance.


ARTICLE XII

CLAIMS

1.	The CEDING COMPANY shall give BMA prompt notice of any claim.
Copies of the proofs obtained by the CEDING COMPANY together with a statement showing the amount due or paid on such claim by the CEDING COMPANY shall be furnished to BMA at the time payment is requested.

2.	BMA shall accept the decision of the CEDING COMPANY in settling the claim and shall pay its portion to the CEDING COMPANY upon receipt of proof that the CEDING COMPANY has paid the claimant. It is agreed, however, that if a lesser amount at risk is retained by the CEDING COMPANY than the amount ceded to BMA, the CEDING COMPANY shall consult with BMA concerning its investigation and/or payment of the claim, although the final decision shall be that of the CEDING COMPANY.

3.	The CEDING COMPANY shall notify BMA of its intention to contest, compromise, or litigate a claim involving reinsurance, and BMA shall pay its share of the payment and specific claim expenses therein involved, unless it declines to be a party to the contest, compromise, or litigation in which case it shall pay the full amount of the reinsurance to the CEDING COMPANY. "Claim expenses" shall be deemed to mean only the reasonable legal and investigative expenses connected with the litigation or settlement of claims. "Claim expenses" shall not include expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds which the CEDING COMPANY admits are payable or any routine claim administrative expenses, Home Office or otherwise.

4.	In the event the amount of insurance provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of the insured, BMA shall share in the increase or reduction in the proportion that the net liability of BMA bore to the sum of the retained net liability of the CEDING COMPANY and the net liability of other reinsurers immediately prior to such increase or reduction. The reinsurance with BMA shall be written from commencement on the basis of the adjusted amounts using premiums and reserves at the correct ages and sex. The adjustment for
the difference in premiums shall be made without interest. 5.	It is
understood and agreed that the payment of a death claim by BMA shall be made in one sum regardless of the mode of settlement under the policy of the CEDING COMPANY.

6.	In no event shall BMA have any liability for any Extra
Contractual Damages which are assessed against the CEDING COMPANY as a result of acts, omissions or course of conduct committed by the CEDING COMPANY or its agents, other than a good faith decision to deny claim liability, in connection with insurance reinsured under this Agreement. It is recognized that there may be special circumstances involved which indicate that BMA should participate in certain assessed damages. These circumstances are not amenable to advance specific definition, but could include those situations in which BMA was an active party in the act, omission or course of conduct which ultimately results in the assessment of such damages. The extent of such participation will be determined on a good faith assessment of culpability in each case, but all factors being equal, the division of any such assessment will generally be in the proportion of net liability borne by each party.

7.	If a claim is approved for disability waiver of premium
insurance reinsured under this Agreement, the CEDING COMPANY shall continue to pay reinsurance premiums to BMA. BMA shall reimburse the CEDING COMPANY BMA's share of the annual liability.


ARTICLE XIII

TAX CREDITS

In jurisdictions which impose premium taxes on the CEDING COMPANY without deduction for reinsurance, BMA shall reimburse the CEDING
COMPANY for taxes paid on the amount of the reinsurance premiums on the basis shown in Schedule A, unless BMA itself is required to pay a direct tax on such reinsurance premiums.


ARTICLE XIV

DEFERRED ACQUISITION COSTS TAX

The CEDING COMPANY and BMA elect under Regulation 1.848-2(g) (8) to compute "specified policy acquisition expense", as defined in section 848(c) of the Internal Revenue Code, in the following manner:

The party with net positive consideration as determined under Reg. 1.848-2(f) and Reg. 1.848-3 shall compute specified policy acquisition expenses without regard to the general deductions limitation of section 848(c)(1) for each taxable year.

The parties will exchange information pertaining to the aggregate amount of net consideration as determined under Regs. 1.848-2(f) and 1.848-3, for all reinsurance agreements in force between them, to insure consistency for the purposes of computing specified policy acquisition expenses. BMA shall provide the CEDING COMPANY with the amount of such net consideration for each taxable year no later than May 1 following the end of such year. The CEDING COMPANY shall advise BMA if it disagrees with the amounts provided, and the parties agree to amicably resolve any difference. The amounts provided by BMA shall be presumed correct if it does not receive a response from the CEDING COMPANY by May 31.

BMA represents and warrants that it is subject to U.S. taxation under Subchapter L of the Internal Revenue Code.

ARTICLE XV

INSPECTION OF RECORDS

BMA shall have the right, at any reasonable time, to inspect at the office of the CEDING COMPANY, all books and documents which relate to reinsurance under this Agreement.


ARTICLE XVI

INSOLVENCY

1.	In the event of insolvency of the CEDING COMPANY, all
reinsurance shall be payable by BMA directly to the CEDING COMPANY or its liquidator, receiver, or statutory successor, on the basis of the liability of the CEDING COMPANY under the policy or policies reinsured, without diminution because of the insolvency of the CEDING COMPANY.

2.	It is agreed that the liquidator, receiver, or statutory
successor of the insolvent CEDING COMPANY shall give written notice to BMA of the pending of a claim against the insolvent CEDING COMPANY on any policy reinsured within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of any such claim BMA may investigate such claim and interpose, in the proceeding where such claim is to be adjudicated, any defense or defenses which BMA may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor. The expense thus incurred by BMA shall be chargeable, subject to court approval, against the insolvent CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by BMA.

3.	Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expenses had been incurred by the CEDING
COMPANY.

4.	Any debts or credits, matured or unmatured, liquidated or
unliquidated, in favor of or against either the CEDING COMPANY or BMA with respect to this agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.


ARTICLE XVII

ARBITRATION

1.	It is the intention of the CEDING COMPANY and BMA that the
customs and practices of the insurance and reinsurance industry shall be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. However, if BMA and the CEDING COMPANY cannot mutually resolve a dispute or claim which arises out of or relates to this agreement, the dispute or claim shall be settled through arbitration.

2.	The arbitrators shall be impartial regarding the dispute, and shall base their decision on the terms and conditions of this agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry.

3.	There shall be three arbitrators who must be officers of life insurance companies other than the parties to this agreement or their subsidiaries. Each of the parties to this agreement shall appoint one of the arbitrators and these two arbitrators shall select the third. If a party to this agreement fails to appoint an arbitrator within thirty
(30) days after the other party to this agreement has given notice of the arbitrator appointment, the American Arbitration Association shall appoint an arbitrator for the party to this Agreement that has failed to do so. Should the two arbitrators be unable to agree on the choice of the third, then the appointment of this arbitrator is left to the American Arbitration Association.

4. Except for the appointment of arbitrators in accordance with the provisions of Section 3 of the Article, arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which are in effect on the date of delivery of demenad for arbitration. Arbitration shall be conducted in Kansas City, Missouri.

5. Each party to this agreement shall pay part of the arbitration expenses which are apportioned to it by the arbitrators.

6. The award agreed by the arbitrators shall be final, and judgement may be entered upon it in any court having jurisdiction.


ARTICLE XVIII

PARTIES TO AGREEMENT

This is an agreement for indemnity reinsurance solely between the CEDING COMPANY and BMA. The acceptance of reinsurance under this Agreement shall not create any right or legal relation whatever between BMA and the insured, owner, or any other party to or under any policy reinsured under this Agreement.

ARTICLE  XIX

ENTIRE CONTRACT

1. This agreement shall constitute the entire agreement between the parties with respect to business being reinsured hereunder and that there are no understandings between the parties other other than those expressed in the agreement.

2. Any change or modification to this agreement shall be null and void unless made by addendum to this agreement signed by both parties.

ARTICLE XX

TERMINATION OF AGREEMENT

1. This Agreement may be terminated at any time by either party giving at least ninety(90) days written notice of termination. The day the notice is deposited in the mail addressed to the Home Office, or to an Officer of either company shall be the first day of the ninety-day
(90) period.

2. The CEDING COMPANY shall continue to cede reinsurance and BMA shall continue to accept reinsurance, as provided for the terms of this Agreement, until the date of termination.

3. All automatic reinsurance which became effective prior to the termination of this Agreement and all facultative reinsurance approved by BMA based upon applications received prior to termination of this Agreement shall remain in effect until its termination or expiration, unless the CEDING COMPANY and BMA mutually decide otherwise.

IN WITNESS WHEREOF, this agreement shall be effective with policies dated 12:01 A.M. September 1, 1998 and is hereby executed in duplicate between

FIRST LIFE AMERICA CORPORATION
Topeka, Kansas

referred to as the CEDING COMPANY

and

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA
Kansas City, Missouri

referred to as BMA,

and duly signed by both parites' respective officers as follows:

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

CEDING COMPANY


__________________________
Rick D. Meyer, President


__________________________
Chris J. Haas, Secretary

 9/2/98
 ___________________



BMA



__________________________
Senior Vice President/Reinsurance


__________________________
Vice President Reinsurance Actuary


 10/6/98
 ___________________



BULK ADB REINSURANCE AGREEMENT TABLE OF CONTENTS




ARTICLE		PAGE

I	PURPOSE OF AGREEMENT	1
II	ACCIDENTAL DEATH RISKS REINSURED 1
III	RESTRICTIONS OF ACCEPTANCE OF LIABILITY.	1
IV      ACCIDENTAL DEATH REINSURANCE REPORT PROCEDURES.	2
V	ACCIDENTAL DEATH REINSURANCE PREMIUMS AND PROCEDURES	2
VI	OVERSIGHTS	3
VII     CLAIMS.	3
VIII	TAX CREDITS.	4
IX	DAC TAX	4
X	INSPECTION OF RECORDS	4
XI	INSOLVENCY	4
XII	ARBITRATION	5
XIII    PARTIES TO AGREEMENT	6
XIV	ENTIRE CONTRACT	6
XV	GENERAL TREATY
PROVISIONS	6


SCHEDULES

A	TREATY SPECIFICATIONS



EXHIBITS

I	ACCIDENTAL DEATH POLICY FORMS

I.1	SAMPLE REPORTING FORM


BULK ADB REINSURANCE AGREEMENT



ARTICLE I

PURPOSE OF AGREEMENT


This agreement between the CEDING COMPANY and BMA will provide the CEDING COMPANY with reinsurance coverage on specified Accidental Death risks under a bulk method of reporting.


ARTICLE II

ACCIDENTAL DEATH RISKS REINSURED


1.	BMA will provide reinsurance coverage on Accidental Death risk liability to the CEDING COMPANY when Accidental Death benefits are written with direct life insurance on Accidental Death benefit policy form(s) included in Exhibit I.

2.	This agreement will provide reinsurance protection on only that liability caused by Accidental Death benefits included in life policies and/or an Accidental Death benefit rider attached to life policies as specified in Schedule A.

3.	BMA will participate in 100% of the liability as defined in
Article II, Section 1., when Accidental Death occurs on or subsequent to the effective date of this Agreement. Liability will terminate when the CEDING COMPANY's liability terminates or at the age shown in Article II,
Section 5.

4.	The CEDING COMPANY shall provide BMA with a copy of their policy form(s) providing Accidental Death benefits reinsured under this agreement. The CEDING COMPANY will notify BMA of any changes in benefits or underwriting practices for Accidental Death benefits covered under this agreement, prior to binding BMA.

5.	The maximum age of Accidental Death Benefit coverage is through age 70.


ARTICLE III

RESTRICTIONS ON ACCEPTANCE OF LIABILITY


BMA will accept automatically Accidental Death risks, not exceeding $300,000 on any one life, provided that, to the best of the CEDING COMPANY's knowledge, the total amount of Accidental Death issued and applied for on any one life does not exceed $400,000 in all companies.





ARTICLE IV

ACCIDENTAL DEATH REINSURANCE REPORT PROCEDURES


1.	Under the bulk method of handling Accidental Death reinsurance as provided for in this agreement, the CEDING COMPANY shall not be required to prepare individual reinsurance cessions.

2.	Prior to January 10 of each calendar year, the CEDING COMPANY shall report to BMA the amount of Accidental Death reinsurance in force under this agreement as of January 1 or December 31 of the year immediately preceding.


ARTICLE V

ACCIDENTAL DEATH REINSURANCE PREMIUMS AND PROCEDURE


1.	The basic annual reinsurance premium rate per $1,000 shall be
$0.50. BMA reserves the right to change this premium rate. However, should it be necessary to increase the premium beyond a rate which the CEDING COMPANY considers equitable, the CEDING COMPANY shall have the option of transferring the Accidental Death reinsurance as provided under this agreement to a yearly renewable term basis.

2.	Upon receipt of the Accidental Death risk exposure report, to be furnished BMA prior to January 10 of each year, BMA shall examine the report and send to the CEDING COMPANY a statement showing the amount due BMA as of the current January 1. In cases where the treaty begins on a date other than January 1, the premium will be pro-rated in the first year.

3.	Reinsurance premiums due in the first year shall be calculated based on the following;

a.	The per $1,000 rate multiplied by the Accidental Death
reinsurance in force as of January 1 of the current year (December 31 of preceding year). These are premiums in advance.

	In renewal years the following calculation will be added to (a) above.

b.	50% of the per $1,000 rate multiplied by the increase (+) or decrease (-) in Accidental Death reinsurance in force from January 1 or December 31 of the preceding year. These are premiums (or refunds) in arrears.

4.	Upon receipt of the statement from BMA showing reinsurance
premiums due, the CEDING COMPANY shall remit to BMA the amount shown as due within 20 days of receipt of the statement. If the statement shows a balance due the CEDING COMPANY, BMA shall remit the amount to the CEDING COMPANY.

5.	Reinsurance rates in effect under this agreement are net rates, and do not provide for any participation by BMA in premium taxes incurred by the CEDING COMPANY, nor are such premiums eligible for experience refunds.

6.	The payment of reinsurance premiums in accordance with this
Agreement shall be a condition precedent to the liability of BMA for reinsurance covered by this Agreement.

ARTICLE VI

OVERSIGHTS

If there is an unintentional oversight or clerical error in the administration of this Agreement by either the CEDING COMPANY or BMA, it can be corrected provided the correction takes place promptly after the time the oversight or clerical error is first discovered. In that event, the CEDING COMPANY and BMA will be restored to the position they would have occupied had such oversight or clerical error not occurred.

ARTICLE VII

CLAIMS


1.	The CEDING COMPANY shall give BMA prompt notice of any claim.
Copies of the proofs obtained by the CEDING COMPANY together with a statement showing the amount paid on such claim by the CEDING COMPANY shall be furnished to BMA at the time payment is requested. Copies of the policy form under which the Accidental Death Benefit has been paid shall be provided by the CEDING COMPANY.

2.	BMA shall accept the decision of the CEDING COMPANY in settling the claim and shall pay its portion to the CEDING COMPANY upon receipt of proof that the CEDING COMPANY has paid the claimant. It is agreed, however, that if the accidental death claim is more than $50,000, the CEDING COMPANY shall consult with BMA concerning its investigation and/or payment of the claim, although the final decision shall be that of the CEDING COMPANY.

3.	The CEDING COMPANY shall notify BMA of its intention to contest, compromise, or litigate a claim involving reinsurance, and BMA shall pay its share of the payment and specific claim expenses therein involved, unless it declines to be a party to the contest, compromise, or litigation in which case it shall pay the full amount of the reinsurance to the CEDING COMPANY. "Claim expenses" shall be deemed to mean only the reasonable legal and investigative expenses connected with the litigation or settlement of claims. "Claim expenses" shall not include expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds which the CEDING COMPANY admits are payable or any routine claim administrative expenses, Home Office or otherwise.

4.	It is understood and agreed that the payment of a death claim by
BMA shall be made in one sum regardless of the mode of settlement under the policy of the CEDING COMPANY.

5.	In no event shall BMA have any liability for any
Extra-Contractual damages which are assessed against the CEDING COMPANY as a result of acts, omissions or course of conduct committed by the CEDING COMPANY or its agents, other than a good faith decision to deny claim liability, in connection with insurance reinsured under this Agreement. It is recognized that there may be special circumstances involved which indicate that BMA should participate in certain assessed damages. These circumstances are not amenable to advance specific definition, but could include those situations in which BMA was an active party in the act, omission or course of conduct which ultimately results in the assessment of such damages. The extent of such participation will be determined on a good faith assessment of culpability in each case, but all factors being equal, the division of any such assessment will generally be in the proportion of net liability borne by each party.


ARTICLE VIII

TAX CREDITS

In jurisdictions which impose premium taxes without deduction for reinsurance, the CEDING COMPANY shall be responsible for any taxes which must be paid. BMA shall not reimburse premium taxes paid by the CEDING COMPANY.



ARTICLE IX

DEFERRED ACQUISITION COSTS TAX

The CEDING COMPANY and BMA elect under Regulation 1.848-2(g) (8) to compute "specified policy acquisition expense", as defined in section 848(c) of the Internal Revenue Code, in the following manner:

The party with net positive consideration as determined under Reg. 1.848-2(f) and Reg. 1.848-3 shall compute specified policy acquisition expenses without regard to the general deductions limitation of section 848(c)(1) for each taxable year.

The parties will exchange information pertaining to the aggretage amount of net consideration as determined under Regs. 1.848-2(f) and 1.848-3, for all reinsurance agreements in force between them, to insure consistency for the purposes of computing specified policy acquisition expense. BMA shall provide the CEDING COMPANY with the amount of such net consideration for each taxable year no later than May 1 following the end of such year. The CEDING COMPANY shall advise BMA if it disagreems with the amounts provided, and the parties agree to amicably resolve any difference. The amounts provided by BMA shall be presumed correct if it does not receive a response from the CEDING COMPANY by May 31.

BMA represents and warrants that it is subject to U.S. taxation under Subchapter L of the Internal Revenue Code.


ARTICLE X

INSPECTION OF RECORDS

BMA shall have the right, at any reasonable time, to inspect at the office of the CEDING COMPANY, all books and documents which relate to reinsurance under this Agreement.


ARTICLE XI

INSOLVENCY

1.	In the event of insolvency of the CEDING COMPANY, all
reinsurance shall be payable by BMA directly to the CEDING COMPANY or its liquidator, receiver, or statutory successor, on the basis of the liability of the CEDING COMPANY under the policy or policies reinsured, without diminution because of the insolvency of the CEDING COMPANY.

2.	It is agreed that the liquidator, receiver, or statutory
successor of the insolvent CEDING COMPANY shall give written notice to BMA of the pending of a claim against the insolvent CEDING COMPANY on any policy reinsured within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of any such claim BMA may investigate such claim and interpose, in the proceeding where such claim is to be adjudicated, any defense or defenses which BMA may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor. The expense thus incurred by BMA shall be chargeable, subject to court approval, against the insolvent CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by BMA.

3.	Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expenses had been incurred by the CEDING
COMPANY.

4.	Any debts or credits, matured or unmatured, liquidated or
unliquidated, in favor of or against either the CEDING COMPANY or BMA with respect to this agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.


ARTICLE XII

ARBITRATION

1.	It is the intention of the CEDING COMPANY and BMA that the
customs and practices of the insurance and reinsurance industry shall be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. However, if BMA and the CEDING COMPANY cannot mutually resolve a dispute or claim which arises out of or relates to this agreement, the dispute or claim shall be settled through arbitration.

2.	The arbitrators shall be impartial regarding the dispute, and shall base their decision on the terms and conditions of this agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry.

3.	There shall be three arbitrators who must be officers of life insurance companies other than the parties to this agreement or their subsidiaries. Each of the parties to this agreement shall appoint one of the arbitrators and these two arbitrators shall select the third. If a party to this agreement fails to appoint an arbitrator within thirty
(30) days after the other party to this agreement has given notice of the arbitrator appointment, the American Arbitration Association shall appoint an arbitrator for the party to this Agreement that has failed to do so. Should the two arbitrators be unable to agree on the choice of the third, then the appointment of this arbitrator is left to the American Arbitration Association.

4. Except for the appointment of arbitrators in accordance with the provisions of Section 3 of the Article, arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which are in effect on the date of delivery of demenad for arbitration. Arbitration shall be conducted in Kansas City, Missouri.

5. Each party to this agreement shall pay part of the arbitration expenses which are apportioned to it by the arbitrators.

6. The award agreed by the arbitrators shall be final, and judgement may be entered upon it in any court having jurisdiction.


ARTICLE XIII

PARTIES TO AGREEMENT

This is an agreement for indemnity reinsurance solely between the CEDING COMPANY and BMA. The acceptance of reinsurance under this Agreement shall not create any right or legal relation whatever between BMA and the insured, owner, or any other party to or under any policy reinsured under this Agreement.

ARTICLE  XIV

ENTIRE CONTRACT

1. This agreement shall constitute the entire agreement between the parties with respect to business being reinsured hereunder and that there are no understandings between the parties other other than those expressed in the agreement.

2. Any change or modification to this agreement shall be null and void unless made by addendum to this agreement signed by both parties.

ARTICLE XV

GENERAL TREATY PROVISIONS

1. This Agreement may be terminated at any time by either party giving at least ninety(90) days written notice of termination. The day the notice is deposited in the mail addressed to the Home Office, or to an Officer of either company shall be the first day of the ninety-day
(90) period.

2.      THE EFFECTIVE DATE of this treaty shall be September 1, 1998.

IN WITNESS WHEREOF, this agreement shall be effective with policies dated 12:01 A.M. September 1, 1998 and is hereby executed in duplicate between

FIRST LIFE AMERICA CORPORATION
Topeka, Kansas

referred to as the CEDING COMPANY

and

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA
Kansas City, Missouri

referred to as BMA,

and duly signed by both parites' respective officers as follows:

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

CEDING COMPANY


__________________________
Rick D. Meyer, President


__________________________
Chris J. Haas, Secretary

 9/2/98
 ___________________



BMA



__________________________
Senior Vice President/Reinsurance


__________________________
Vice President Reinsurance Actuary


 10/6/98
 ___________________